EXHIBIT 5.1

May 2, 2025

LightPath Technologies, Inc.

2603 Challenger Tech Ct., Suite 100

Orlando, Florida 32826

Ladies and Gentlemen:

We have acted as counsel to LightPath Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer and sale from time to time by the selling stockholders named in the Registration Statement of an aggregate of up to 21,193,380 shares (the “Shares”) of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of the Company, which consists of (i) 15,982,159 shares of Class A Common Stock issuable upon the conversion of 24,955.903272 shares of Series G Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares,” and the shares of Class A Common Stock issuable upon conversion of the Preferred Shares, the “Conversion Shares”), (ii) 4,352,774 shares of Class A Common Stock issuable upon the exercise of warrants (the “Warrants,” and the shares of Class A Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”), (iii) 687,750 shares of Class A Common Stock (the “LKF Common Shares”) and (iv) 170,697 shares of Class A Common Stock issuable upon the exercise of warrants (the “LKF Warrants,” and the shares of Class A Common Stock issuable upon exercise of the LKF Warrants, the “LKF Warrant Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Amended and Restated Bylaws, as amended, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

For purposes of this opinion, we have assumed that:

(a) the Registration Statement and any amendments thereto will remain effective at the time of issuance of the Conversion Shares, Warrant Shares and LKF Shares and sale of the Shares thereunder;

(b) the Company’s Board of Directors or a duly authorized committee thereof shall have authorized the issuance of the Conversion Shares, Warrant Shares and LKF Shares and sale of the Shares by all necessary corporate action;

(c) when the Conversion Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the holders thereof and have been issued by the Company in the circumstances contemplated by the Certificate of Designations, Preferences and Rights of the Series G Convertible Preferred Stock, the Conversion Shares will be duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable;

(d) when the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Warrant Shares will be duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable; and

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(e) when the LKF Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the LFK Warrant holders and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the LKF Warrants, the LKF Warrant Shares will be duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

In rendering each of the foregoing opinions, we have assumed (i) that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issuance of any of the Conversion Shares, Warrant Shares or LKF Warrant Shares, the total number of shares of Class A Common Stock issued and outstanding will not exceed the total number of shares of Class A Common Stock that the Company is then authorized to issue under its Certificate of Incorporation.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Baker & Hostetler LLP

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